Exhibit (d)(1)

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

------------------------------------x
STEVE SMITH,                        :
                                    :
               Plaintiff,           :
                                    :       Civil Action No. 17594NC
        v.                          :
                                    :
HENDRIK J. HARTONG, JR.             :
GUENTER ROHRMANN, JOHN M.           :
FOWLER, DONALD J. KELLER            :
ANDREW L. LEWIS IV, RICHARD T.      :
NINER, JOHN RADZIWILL, NOEL E.      :
VARGAS and AIR EXPRESS              :
INTERNATIONAL CORPORATION,          :
                                    :
                      Defendants.   :
------------------------------------x

                             CLASS ACTION COMPLAINT
                             ----------------------

          Plaintiff alleges upon information and belief, except for paragraph 2 hereof, which is alleged upon personal knowledge, as follows:

                                SUMMARY OF ACTION
                                -----------------

          1. Plaintiff brings this action on behalf of himself and all other shareholders of defendant Air Express International Corporation. ("Air Express" or the "Company"), except defendants and their affiliates, against the directors of Air Express for breaching their fiduciary duties to Air Express's shareholders in failing to take appropriate measures to maximize the value of the Air Express stock held by its shareholders.


                                   THE PARTIES
                                   -----------

          2. Plaintiff owns shares of the common stock of Air Express and has been the owner of such shares at all times relevant hereto.


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                                                                  Exhibit (d)(2)


          3. Air Express is a corporation organized and existing under the laws of the State of Delaware. Air Express primarily provides services that facilitate the movement of freight across international markets. The Company's core business, air and ocean freight forwarding, involves purchasing transportation services in bulk from air and ocean carriers at wholesale rates and profiting from the spread by offering consolidation services at retail rates.

          4. Defendant Hendrik J. Hartong, Jr. ("Hartong") is Chairman of the Board of Directors of Air Express.

          5. Defendant  Guenter  Rohrmann  ("Rohrmann")  is   President,   Chief
Executive Officer and a Director of Air Express.

          6. Defendant John M. Fowler ("Fowler") is a Director of Air Express.

          7. Defendant Donald J. Keller ("Keller") is a Director of Air Express.

          8. Defendant  Andrew  L.  Lewis IV  ("Lewis")  is a  Director  of Air
Express.

          9. Defendant Richard T. Niner ("Niner") is a Director of Air Express.

         10. Defendant  John  Radziwill  ("Radziwill")  is  a   Director  of Air
Express.

         11. Defendant Noel E. Vargas ("Vargas") is a Director of Air Express.

         12. The defendants named in paragraphs 4-11 above are hereinafter sometimes collectively referred to as the "Individual Defendants" or the "Director Defendants."

         13. By virtue of the Individual Defendants' position as officers and/or directors of Air Express, they are in a fiduciary relationship with plaintiff and other public shareholders of Air Express and owe them the highest obligations of good faith, fair dealing, loyalty and due care.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

         14. Plaintiff brings this action, pursuant to Rule 23 of the Rules of this Court, on behalf of himself and all other holders of the common stock of Air Express (except defendants herein and any person, firm, trust, corporation, or other entity related to or


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                                                                  Exhibit (d)(2)


affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

         15. This action is properly maintainable as a class action because;

             (1) The class is so numerous that joinder of all members is impracticable. There are about 33,598,000 shares of Air Express common stock outstanding held by at least hundreds of shareholders throughout the United States.

         16. There are questions of law and fact which are common to the class and which predominate over questions affecting any individual class member. The common questions include, inter alia, the following:

             (1) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the other members of the class;

             (2) whether the class is entitled to injunctive relief or damages as a result of the wrongful conduct of the defendants; and

             (3) whether defendants have failed to take appropriate measures to ensure the realization of the maximum value of the Air Express stock held by the class.

         17. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the plaintiff are typical of the claims of other members of the class and plaintiff has the same interests as the other members of the class.

         18. Defendants have acted in a manner which affects plaintiff and all other members of the class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the class as a whole.

                             SUBSTANTIVE ALLEGATIONS
                             -----------------------

         19. On November 15, 1999, Air Express and Deutsche Post AG, Europe's largest mail, parcel and logistics company ("Deutsche Post"), announced that they had signed a definitive merger agreement. Under the terms of the merger agreement, Deutsche Post will acquire the outstanding shares of Air Express for $33 per share in


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                                                                  Exhibit (d)(2)


cash or approximately $1.14 billion. The companies further announced that Air Express's Board of Directors and Deutsche Post's supervisory board had both approved the agreement.

         20. Pursuant to the merger agreement, Deutsche Post will commence a tender offer for all outstanding shares of Air Express at a price of $33 per share in cash. Upon consummation of the tender offer, any remaining shares of Air Express will be acquired in a cash merger at the same price.

         21. Deutsche Post plans to integrate all Air Express activities into its Danzas Inercontinental Business Unit ("Danzas"). As a result, Deutsche Post will gain a major stronghold in the U.S.A., and Danzas will become the leading airfreight forwarder worldwide.

         22. Air Express's present Chief Executive Officer, defendant Rohrmann, will assume the position of Vice Chairman of the combined division.

         23. Air Express's present Chairman, defendant Hartong, will join the board of the combined division.

         24. The purchase price of $33.00 per share is inadequate. As recently as November 12, 1999, Air Express common stock traded as high as $32.69 so the proposed transaction offers virtually no premium to Class members.

         25. By entering into the agreement with Deutsche Post, the Air Express Board has initiated a process to sell the Company, imposing heightened fiduciary responsibilities on its directors. However, the terms of the proposed transaction were not the result of an auction process; they were arrived at without a full and thorough investigation by the Individual Defendants and they are intrinsically unfair and inadequate from the standpoint of the Air Express shareholders.

         26. The Individual Defendants have violated the fiduciary duties owed to the public shareholders of Air Express. The Individual Defendants' agreement to the terms of the transaction and the failure to auction the Company and invite other bidders


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                                                                  Exhibit (d)(2)


demonstrate a clear absence of the exercise of due care and of loyalty to Air Express's public shareholders.

         27. In light of the foregoing, the Individual Defendants' fiduciary obligations require them to:

             (1) undertake an appropriate evaluation of Air Express's worth as a merger/acquisition candidate;

             (2) take all appropriate steps to enhance Air Express's value and attractiveness as a merger/acquisition candidate; and

             (3) take all appropriate steps to obtain the best available transaction for Air Express.

         28. As a result of defendants' breaches of fiduciary duties, plaintiff and the other members of the Class have been and will be damaged in that they will be prevented from maximizing the value of their investment in Air Express.

         29. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, to the irreparable harm of the Class.

         30. Plaintiff and the other members of the class have no adequate remedy at law. WHEREFORE, plaintiff demands judgment against defendants jointly and severally, as follows:

             (1) declaring this action to be a class action and certifying plaintiff as the class representative;

             (2) preliminarily and permanently enjoining defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceedings with, consummating, or closing the proposed transaction;

             (3) entering an order or orders requiring defendants to take the steps set forth above to maximize shareholder value;


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                                                                  Exhibit (d)(2)


             (4) to the extent, if any, that the contemplated transaction or transactions complained of are consummated prior to the entry of this Court's final judgment, rescinding such transaction or transactions, or granting the Class rescissory damages;

             (5) directing that defendants account to plaintiff and the other members of the class for all damages caused to them and account for all profits and any special benefits obtained as a result of their unlawful conduct;

             (6) awarding plaintiff the costs and disbursement of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

             (7) granting plaintiff and the other members of the class such other and further relief as may be just and proper.

                                         ROSENTHAL, MONHAIT, GROSS
                                           & GODDESS, P.A.

                                         By: /s/
                                            --------------------------------
                                            Suite 1401, Mellon Bank Center
                                            P.O. Box 1070
                                            Wilmington, Delaware 19899-1070
                                            (302) 656-4433
                                            Attorneys for Plaintiff

OF COUNSEL:

STULL, STULL & BRODY
6 East 45th Street
New York, New York 10017
(212) 687-7230

WEISS & YOURMAN
551 Fifth Avenue, Suite 1600
New York, New York 10176
(212) 682-3025